DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA

FOR IMMEDIATE RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

February 4, 2004

DIMON Reports Second Quarter 2004 Financial Results Company Lowers Fiscal 2004 Guidance

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced a net loss of $2.4 million, or $0.05 per basic share, for its second fiscal quarter ended December 31, 2003, compared to net income of $6.3 million, or $0.14 per basic share, for the year earlier quarter.  The Company’s underlying net loss for the quarter, a non-GAAP measure that excludes market valuation adjustments for derivative financial instruments, was $5.4 million, or $0.12 per basic share, compared to underlying net income of $6.1 million, or $0.14 per basic share, on the same basis last year.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter, even though they are being held to maturity.  In discussing the Company’s forecast and actual operating performance, DIMON management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps.  Management also consistently excludes gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.  There were no such excluded transactions in either the current or year earlier periods.

DIMON’s net income for the six months ended December 31, 2003, was $4.1 million, or $0.09 per basic share, compared to $11.3 million, or $0.25 per basic share, for the year earlier period.  Underlying net loss for the six months, which excludes market valuation adjustments for derivative financial instruments, was $0.5 million, or $0.01 per basic share, compared to net income of $19.5 million, or $0.44 per basic share, on the same basis last year.

Brian J. Harker, Chairman and Chief Executive Officer, stated, “As we anticipated, the Company’s operating performance during the shortened fiscal year is being negatively affected by the major transition in global sourcing of leaf tobacco away from Zimbabwe and the United States, primarily to South America.  We expect the impact from the shift to be relatively short lived, and anticipate revenues and gross profits from significantly larger South American crops to be recognized during the quarters ending June 30 and September 30, 2004.  However, the impact on the Company’s operating performance from other matters is somewhat greater than we anticipated.  Specifically, the profound weakness of the U.S. dollar is substantially inflating the translation of our foreign currency-denominated selling, general and administrative expenses and, in some cases, is putting pressure on gross margins.  Also, crop quality issues in Greece and Indonesia have resulted in lower-of-cost-or-market charges against those origin inventories of approximately $2.4 million during the second quarter.”

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DIMON Incorporated
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Sales and other operating revenues for the second quarter were $291.9 million, compared to $304.9 million for the year earlier quarter.  As anticipated, increased shipments from Asia and Europe during the second quarter substantially offset the effect of smaller crops in Zimbabwe, Brazil, and the United States.  Certain shipments from the United States were also delayed and will be recognized in future periods.  Overall, worldwide trading conditions for leaf tobacco continue to be favorable.  Sales and other operating revenues for the six months ended December 31, 2003 were $528.4 million, compared to $575.1 million for the year earlier period.

Gross profit as a percentage of sales and other operating revenues for the second quarter was 10.7% compared to 14.2% for the year earlier quarter, reflecting the inventory charges and the Company’s overall mix of products shipped.  For the six months ended December 31, 2003, gross profit was 14.2% of revenues, compared to 17.1% for the year earlier period.

Selling, general and administrative (SG&A) expenses for the second quarter were $29.8 million, up $4.7 million or 18.7% in comparison to the year earlier quarter.  The effect of the weaker U.S. dollar was a major contributing factor, as were additional employee benefit, insurance, and legal and professional expenses, which were only partially offset by reduced incentive compensation expense.  SG&A expenses for the six months ended December 31, 2003 were $57.2 million, up $6.2 million, or 12.2% in comparison to the year earlier period.

Interest expense for the second quarter increased slightly in comparison to the year earlier quarter, reflecting the cost of additional borrowing, which was substantially offset by the benefits from the Company’s May 2003 refinancing transaction.  The Company also recognized increased interest income in comparison to the year earlier quarter, of which $1.7 million relates to the recovery of a Brazilian tax deposit.

At December 31, 2003, total debt net of cash was $553.4 million, up $31.7 million, or 6.1%, in comparison to December 31, 2002.  The increase primarily reflects a larger financing requirement for advances to suppliers, particularly in Brazil because of the much larger current year crop now coming to market.   DIMON’s uncommitted inventories remain at an optimal level.

Provision for income taxes for the six month period, which is based on forecast results for the shortened fiscal year ending March 31, 2004, rose to an effective rate of 40% compared to 23% for the year earlier period.  The increased rate reflects the geographic distribution of global results expected to be recognized in the nine-month period, compared to the traditional twelve-month fiscal year.  Effective July 1, 2003, DIMON changed its fiscal year to March 31 from June 30 to better match the financial reporting cycle with the natural global crop cycles for leaf tobacco.  Transitioning to the new fiscal year requires DIMON to report one abbreviated fiscal year consisting of the nine-month period from July 1, 2003 to March 31, 2004.

Mr. Harker continued, “Although global trading conditions for leaf tobacco remain favorable, with supply and demand largely in equilibrium, we must continue to match our production capacity and organization to reflect the major transition occurring in global sourcing.  Specifically, to match diminished U.S. crop requirements, we anticipate making further adjustments to our U.S. operations and are in the process of evaluating the specific actions to be taken.  While we expect to incur a related charge during the quarter ending March 31, 2004, we will announce the estimated amount of the charge, which could be material, when our review process is completed.

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DIMON Incorporated
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“Excluding such charge and any effects from market valuation adjustments for derivatives, we now expect the Company to incur an underlying net loss of between $0.08 and $0.12 per basic share for the shortened fiscal year ending March 31, 2004.  We expect our contemplated actions, together with our focused strategic initiatives – concentrating on origins growing in importance, delivering outstanding customer support, exercising expense discipline and maintaining a strong balance sheet – to position the Company to resume profitable growth thereafter.”

The timing and magnitude of fluctuations in the market valuation adjustments for derivative financial instruments (interest rate swaps) are driven primarily by often-volatile market expectations for changes in interest rates, and are inherently unpredictable.  Because these adjustments are a component of net income prepared in accordance with generally accepted accounting principles, management is unable to provide forward looking earnings guidance on that basis.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers.  A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2003 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries.  As the Company’s business is seasonal, the results of a single quarter are not necessarily indicative of the results to be expected for the fiscal year ending March 31, 2004.  For more information on DIMON, visit the Company’s website at www.dimon.com.

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DIMON Incorporated
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Condensed Statement of Consolidated Income	Second Quarter		First Six Months
	December 31		December 31
(Unaudited - 000's Except Per Share Data)	2003	2002	2003	2002

Sales and other operating revenues	$291,894	$304,910	$528,384	$575,085
Cost of goods and services sold	260,693	261,549	453,564	476,907

Gross Profit	31,201	43,361	74,820	98,178
Selling, administrative and general expenses	29,764	25,128	57,173	51,019

Operating income	1,437	18,233	17,647	47,159

Interest expense	11,131	10,979	21,774	23,143
Interest income	3,090	811	3,975	1,580
Derivative financial instruments (income)/expense	(3,788)	(202)	(7,664)	10,565
Income tax expense (benefit)	(608)	1,905	3,006	3,464
Equity in net loss of investee companies	(198)	(90)	(454)	(237)

Net Income (Loss)	$ (2,406)	$ 6,272	$ 4,052	$ 11,330

Basic Earnings (Loss) Per Share	$(.05)	$.14	$.09	$.25

Diluted Earnings (Loss) Per Share	$(.05)	$.14	$.09	$.25

Average number of shares outstanding:
Basic	44,768	44,531	44,685	44,528
Diluted	44,768	45,055	45,367	45,031

Cash dividends per share	$.075	$.075	$.15	$.125

Reconciliation of Net Income Figures Used in Press Release	Second Quarter		First Six Months
	December 31		December 31
(Unaudited – 000’s Except Per Share Data)	2003	2002	2003	2002

GAAP Net Income (Loss)	$(2,406)	$6,272	$ 4,052	$11,330

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	(2,955)	(156)	(4,598)	8,135

Non-GAAP Underlying Net Income (Loss)	$(5,361)	$6,116	$ (546)	$19,465

Non-GAAP Underlying Net Income (Loss) per Basic Share	$(.12)	$.14	$(.01)	$.44

GAAP Net Income (Loss) per Basic Share	$(.05)	$.14	$.09	$.25

Note 1—Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended December 31, 2003 and 2002, the Company recognized non-cash recoveries of $(3.8) million and $(.2) million, respectively, from the change in the fair value of swap instruments.  For the six months ended December 31, 2003 and 2002, the Company recognized non-cash recoveries of $(7.7) million and non-cash charges of $10.6 million respectively, from the change in the fair value of these derivative financial instruments.  As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

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